Filed Pursuant to Rule 433

Registration No. 333-208155

March 15, 2016

HOLLYFRONTIER CORPORATION

Pricing Term Sheet

$250,000,000 5.875% Senior Notes due 2026

Issuer:	HollyFrontier Corporation

Ratings: (Moody’s / S&P)*:	Baa3 / BBB-

Ratings Outlooks: (Moody’s / S&P)*:	Stable / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	March 15, 2016

Settlement Date:	March 22, 2016 (T+5)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Investors who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.

Maturity Date:	April 1, 2026

Interest Payment Dates:	April 1 and October 1, beginning October 1, 2016

Principal Amount:	$250,000,000

Benchmark:	1.625% due February 15, 2026

Benchmark Price / Yield:	96-30+ / 1.965%

Spread to Benchmark:	+ 400 bps

Yield to Maturity:	5.965%

Coupon:	5.875%

Public Offering Price:	99.326% of the principal amount

Optional Redemption:	Prior to January 1, 2026 (the “Par Call Date”), the notes will be redeemable, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes that would have been made if the notes matured on the Par Call Date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount of the notes to be redeemed to, but excluding, the redemption date.

On or after the Par Call Date, the notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	436106 AA6 / US436106AA64

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BBVA Securities Inc. Deutsche Bank Securities Inc. Fifth Third Securities, Inc. Goldman, Sachs & Co. Scotia Capital (USA) Inc.

Co-Managers:	Capital One Securities, Inc. Comerica Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146, or by emailing prospectus@citi.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, or by emailing dg.prospectus_requests@baml.com; Mitsubishi UFJ Securities (USA), Inc., toll-free at 1-877-649-6848; or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751, or by emailing wfscustomerservice@wellsfargo.com.

This pricing term sheet supplements and updates the information contained in HollyFrontier Corporation’s preliminary prospectus supplement, dated March 15, 2016, relating to its prospectus dated November 20, 2015. Capitalized terms used herein but not defined have the meanings given to them in such preliminary prospectus supplement.